UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 16, 2005

Naturade, Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	33-7106-A	23-2442709
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

14370 Myford Rd., Suite 100, Irvine, California		92606
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714-573-4800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Compensation of Directors

On December 16, 2005, the Board of Directors established the compensation to be paid to directors effective as of December 16, 2005 with the exception of Messrs. Kasprisin, Pocklington and Stewart. This compensation will be a quarterly cash retainer of $3,125 plus an option to purchase Common Stock of the Company with the number of shares calculated by dividing $9,375 by the average of the closing price of the Company’s Common Stock for each of the last five trading days preceding the first Board meeting during the quarter. The excercise price of the option will be the average of the closing price of the Company’s Common Stock for each of the last five trading days preceding the first Board meeting during the quarter. Such options shall (i) have a seven year term and(ii) be immediately exercisable in whole or part.

Compensation of Officers

On December 16, 2005, the Board of Directors awarded Bill Stewart, Chief Executive Officer of the Company, an option to purchase 1,620,000 shares of Common Stock, Stephen M. Kasprisin, Chief Operating/Chief Financial Officer, an option to purchase 1,616,500 shares of Common Stock, and Marwan Zreik, Executive Vice President of Sales, an option to purchase 100,000 shares of Common Stock. The options have a seven year term, vest in equal quarterly increments over two years and were granted at an exercise price equal to the closing price of the Company’s Common Stock price on December 16, 2005. The options were granted pursuant to the 1998 Incentive Stock Option Plan of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Election of Directors

Article IV, Section 1 of the Company's Amended and Restated Bylaws states that the Company's Board of Directors should consist of at least five and no more than seven directors. On December 16, 2005, the Board of Directors fixed the number of authorized directors of the Company at five, until amended by the Board of Directors.

On December 16, 2005, the Board of Directors elected Michael D. Harris and Kenneth B. Hallat as directors of the Company to serve until the next annual meeting of the stockholders of the Company, or until their successors have been elected and qualified. There were no arrangements or understandings between Mr. Harris or Mr. Hallat and any other person pursuant to which either Mr. Harris or Mr. Hallat was selected as a director. Mr. Harris and Mr. Hallat are both expected to be named to the Audit Committee and Compensation Committee.

MICHAEL D. HARRIS
From 1995 to 2002, Mr. Harris held the position of Premier of the Province of Ontario, Canada. After leaving office in 2002, Mr. Harris joined the law firm of Goodmans LLP as a Senior Business Advisor, and acts as a consultant to various Canadian companies. Mr. Harris serves as a director on several corporate Boards including Magna International Inc., Canaccord Capital Inc., and is Chair of the Board of Trustees for the Chartwell Seniors Housing REIT. He also serves on a number of corporate Advisory Boards for various companies, and is President of his own consulting firm – Steane Consulting Ltd. He is also a director on the Boards of the Tim Horton Children’s Foundation and the St. John’s Rehabilitation Hospital. Mr. Harris is a Senior Fellow with the Fraser Institute, a leading Canadian economic, social research and education organization.

KENNETH B. HALLAT
Mr. Hallat graduated with honors from University of British Columbia in 1970 with an Honors MBA degree. In 1973, Mr. Hallat founded Savolite, Inc. and developed a strategy of accumulating smaller firms in the cleaning products industry. Over the past 25 years, Savolite purchased some 130 companies and has become the largest privately held company in the cleaning products industry in North America. Mr. Hallat sold part of Savolite, Inc. to ECOLAB in 1998 and founded M-chem Technologies where he is currently Chairman and CEO. Mr. Hallat is also the Chairman and CEO of Novas Capital Corp. Mr. Hallat serves on the Boards of several public companies including Sun Rype Products Ltd. and Sleeman Breweries Ltd.,as well as non-profit organizations like British Columbia Sports Hall of Fame, the Olympic Trust of Canada, St. Georges School, Young Presidents Organization and Shaughnessy Golf Club.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Naturade, Inc

December 22, 2005	By:	Stephen M. Kasprisin

Name: Stephen M. Kasprisin
Title: Chief Financial Officer